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                          CEDAR SHOPPING CENTERS, INC.
                          44 SOUTH BAYLES AVENUE, #304
                         PORT WASHINGTON, NEW YORK 11050

                                              CONTACT: LEO S. ULLMAN
                                                       PRESIDENT
                                                       (516) 767-6492

FOR IMMEDIATE RELEASE:

     CEDAR SHOPPING CENTERS, INC.- ANNOUNCES AGREEMENT TO PURCHASE CENTER IN
           BERLIN, CONNECTICUT, ANCHORED BY HOME DEPOT AND SAM'S CLUB

Port Washington, New York - December 21, 2004 - Cedar Shopping Centers, Inc., a real estate investment trust listed on the New York Stock Exchange (symbol:
"CDR") (the "Company"), today announced that it has entered into a definitive agreement to purchase The Brickyard Shopping Center, a 274,000 sq. ft. shopping center in Berlin, Connecticut, anchored by a 110,000 sq. ft. Sam's Club and a 103,000 sq. ft. Home Depot.

The purchase price will be approximately $29.3 million including closing costs and is expected to be fully funded from the Company's secured floating-rate credit facility. The property is presently unencumbered. Closing is expected to be completed prior to year-end.

Geoffrey Millard of Cushman & Wakefield of Massachusetts represented the seller with respect to this transaction.

The Company within the last month raised approximately $38.3 million in a common stock offering, the proceeds of which were used to pay down the above-mentioned credit facility. The Brickyard Shopping Center, in turn, is expected to become a borrowing-base collateral property in the Company's credit facility.

This purchase, when completed, would constitute the Company's second Connecticut property; the Company purchased the Wal-Mart center in Southington, Connecticut in August 2003. On November 1, the Company purchased another New England property, Franklin Village Plaza in Franklin, Massachusetts, for approximately $73 million, as previously reported.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust which owns and operates 30 primarily supermarket-anchored shopping centers with approximately 4.6 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, and Connecticut.

Forward-Looking Statements

Certain statements contained in this Press Release may constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.